STOCKHOLDER VOTING AGREEMENT

          STOCKHOLDER VOTING AGREEMENT, dated as of September 10, 2004 (the "Agreement"), among INTERPOOL, INC., a Delaware corporation (the "Company"), and the undersigned beneficial owners (the "Stockholders") of certain shares of the common stock, par value $.001, of the Company ("Company Common Stock").

W I T N E S S E T H:

          WHEREAS, the Company proposes to enter into agreements with Greywolf Capital Partners II, LP, Greywolf Capital Overseas Fund, Greywolf High Yield Master Fund, Caspian Capital Partners, LP, Mariner LDC, Mariner Opportunities Fund, LP, Mariner Voyager Master Fund LTD, Riva Ridge Master Fund, LTD and Goldman, Sachs & Co. (collectively, the "Purchasers") pursuant to which the Purchasers would purchase, in a private transaction, certain newly issued securities of the Company for a total purchase price of approximately $150,000,000; and

          WHEREAS, in connection therewith, the Company will enter into a Warrant Agreement, to be dated as of September 10, 2004 (as amended, supplemented or replaced from time to time, the "Warrant Agreement"), providing for the issuance by the Company to the Purchasers of certain Common Stock Purchase Warrants (the "Warrants") to purchase up to an aggregate of approximately 8,333,333 shares of Company Common Stock (the Company Common Stock issuable upon exercise of the Warrants being referred to herein as the "Warrant Shares") at an exercise price of $18 per share; and

          WHEREAS, the Company intends to seek approval by its stockholders, at a meeting or otherwise, of the issuance of the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement; and

          WHEREAS, the Stockholders are collectively the beneficial owners of, and possess the power to vote or direct the voting of, certain shares of Company Common Stock, constituting in the aggregate more than 50% of the outstanding shares of Company Common Stock (the "Shares"), and desire to enter into this Agreement in order to induce the Company and the Purchasers to consummate the transactions described above;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

           1.      Agreement to Vote. At such time as the Company conducts a meeting of, solicits written consents from, or otherwise seeks a vote of, its stockholders for the purpose of considering the Warrant Agreement, each of the undersigned Stockholders agrees to duly and validly vote, or cause to be voted, all the Shares over which such Stockholder possesses voting power, in favor of approving the Warrant Agreement and the issuance of the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement. The Stockholders will have at all times the right to vote the Shares, in their sole discretion, with respect to all matters other than as expressly provided in the preceding sentence.

           2.      Representations and Warranties of Stockholders. Each of the Stockholders hereby represents and warrants as follows:

(a) As of the date hereof, the Stockholders are collectively the beneficial owners of, and possess the power to vote or direct the voting of, a number of Shares which represent in the aggregate more than 50% of the oustanding shares of Company Common Stock.

(b) The Shares subject to this Agreement include all shares of Company Common Stock with respect to which such Stockholder has the right, power or authority to vote or direct the vote.

(c) Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to vote (or cause the voting of ) the Shares beneficially owned by such Stockholder in accordance with Section 1 hereof, and otherwise to perform such Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors rights generally and by general equitable principles).

           3.      Transfer of Shares. Each of the Stockholders agrees that, until the time of the stockholder vote described in Section 1 hereof, such Stockholder will not transfer any Shares beneficially owned by such Stockholder, or take any other voluntary action that would result in such Stockholder ceasing to have the power to vote (or cause the voting of) such Shares, without first obtaining an agreement in writing of the transferee to fully comply with this Agreement.

           4.      Third Party Beneficiaries. The Purchasers shall be deemed to be third party beneficiaries of this Agreement and, together with the Company, shall have the right to enforce the terms hereof. No other persons or entities shall be deemed to be third party beneficiaries hereof.

           5.      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholders in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company and the Purchasers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

           6.      Amendments; Counterparts. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

INTERPOOL, INC.

By:
      Name:
      Title:

STOCKHOLDERS:

Martin Tuchman

Warren L. Serenbetz

RADCLIFF GROUP, INC.

By:
      Name:
      Title:

HICKORY ENTERPRISES, L.P.

By:
      Name:
      Title:

Warren L. Serenbetz, Jr.

Raoul J. Witteveen

Arthur L. Burns

RADCLIFF GROUP, INC.

By:
      Name:
      Title:

Paul H. Serenbetz

Stuart W. Serenbetz

Clay R. Serenbetz